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                                                                  EXHIBIT 3.2(a)


AMENDMENT NO. 1 TO AMENDED AND RESTATED BYLAWS OF
INNOVATIVE CLINICAL SOLUTIONS, LTD.


         1. Section 1 of Article V of the By-Laws of the Corporation is hereby amended to delete the phrase "a President," from its first sentence.

         2. Section 2 of Article V of the By-Laws of the Corporation is hereby amended in its entirety to read as follows:

         SECTION 2. CHAIRMAN OF THE BOARD. The Chairman of the Board shall be selected by the Board of Directors and shall have such duties and responsibilities as determined by the Board of Directors, subject to the supervision and control of the Board of Directors and such limitations as the Board of Directors may from time to time impose. The Chairman of the Board when present shall preside at all meetings of the stockholders and of the Directors. It shall be his duty and he shall have the power to see that all orders and resolutions of the Board of Directors are carried into effect. The Chairman of the Board shall be deemed to be the Principal Executive Officer of the corporation for all purposes including the execution of reports required by the Securities and Exchange Act of 1934, as amended (the "Exchange Act"). If at any time the corporation shall have no Chairman of the Board, then the Secretary or such other Vice President of the corporation as shall be appointed by the Board shall serve as the Principal Executive Officer of the corporation for such purposes. The Chairman of the Board shall perform such additional duties and have such additional powers as the Directors shall designate. Except as otherwise set forth in this paragraph, in the absence or disability of the Chairman of the Board, his powers and duties shall be performed by such officer of the corporation, as the Board of Directors shall designate.

         3. Section 3 of Article V of the By-Laws of the Corporation is hereby amended in its entirety to read as follows:

         SECTION 3. PRESIDENT. Unless otherwise determined by the Board of Directors, the corporation shall have no President and the Chairman of the Board shall have full control and responsibility for the operations of the corporation. The Chairman of the Board, at the request of the Board of Directors, as soon as reasonably possible after the close of each fiscal year, shall submit to the Board of Directors a report of the operations of the corporation for such year and a statement of its affairs and shall from time to time report to the Board of Directors all matters within his knowledge which the interests of the corporation may require to be brought to its notice. The Chairman of the Board shall perform such duties and have such powers additional to the foregoing as the Board of Directors shall designate.

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         4. Section 4 of Article V of the By-Laws of the Corporation is hereby amended in its entirety to read as follows:

         SECTION 4. VICE PRESIDENTS. In the absence or disability of the Chairman of the Board, his or her powers and duties shall be performed by the Vice President, if only one, or, if more than one, by the one designated for the purpose by the Board of Directors. Each Vice President shall have such other powers and perform such other duties as the Board of Directors shall from time to time designate. The Board of Directors may appoint a Vice President, Chief Accounting Officer, who shall be deemed the "Principal Financial and Accounting Officer" of the corporation for all purposes including execution of reports required by the Exchange Act.

         5. Section 5 of Article V of the By-Laws of the Corporation is hereby amended in its entirety to read as follows:

         SECTION 5. TREASURER. The Treasurer shall keep full and accurate accounts of receipts and disbursements in books belonging to the corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the corporation in such depositaries as shall be designated by the Board of Directors or in the absence of such designation in such depositaries as he shall from time to time deem proper. He or she shall disburse the funds of the corporation as shall be ordered by the Board of Directors, taking proper vouchers for such disbursements. He or she shall promptly render to the Chairman of the Board and to the Board of Directors such statements of his transactions and accounts as the Chairman of the Board and Board of Directors respectively may from time to time require. The Treasurer shall perform such duties and have such powers additional to the foregoing as the Board of Directors may designate.

         6. Section 9 of Article V of the By-Laws of the Corporation is hereby amended and re-titled Section 10 of Article V.

         7. Article V of the By-Laws of the Corporation is hereby amended to add the following Section 9 thereto:

         SECTION 9. CHIEF ACCOUNTING OFFICER. The Chief Accounting Officer shall be selected by the Board of Directors and shall have such duties and responsibilities as determined by the Board of Directors, subject to the supervision and control of the Board of Directors and such limitations as the Board of Directors may from time to time impose. The Chief Accounting Officer shall perform such additional duties and have such additional powers, as the Directors shall designate. In addition, the Chief Accounting Officer shall be deemed to be the Principal Financial and Accounting Officer of the corporation for all purposes including execution of reports required by the Exchange Act.


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         8. Section 1 of Article VIII of the By-Laws of the Corporation is
hereby amended to delete the phrase "or the President" from its second sentence.

         9. Article IX of the By-Laws of the Corporation is hereby amended to delete the phrase ", the President".